Investor Relations (303) 691-4350
Investor@Aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

ERNIE FREEDMAN PROMOTED TO CHIEF FINANCIAL OFFICER
DAVID ROBERTSON RESIGNS TO SEEK OPPORTUNITY AS CEO

DENVER, CO — October 27, 2009. Apartment Investment and Management Company (“Aimco”) (NYSE: AIV), announced today the promotion of Ernie Freedman to Executive Vice President and Chief Financial Officer effective November 1, 2009. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and has served as Senior Vice President of Finance since February 2009, responsible for financial planning, accounting, tax, and related areas.

Aimco also announced that David Robertson, Aimco’s President, Chief Investment Officer and Chief Financial Officer, will resign effective December 31, 2009.

Aimco’s Chairman of the Board and Chief Executive Officer, Terry Considine, said, “I look forward to Ernie’s expanded responsibilities leading Aimco’s finance activities. Ernie’s role was expanded earlier this year, with the expectation that he would be named Chief Financial Officer by year end. He has done an exceptional job during this transition period, helping lead Aimco’s efforts to become a more streamlined, cost effective organization, and he is now ready to take on a larger role.”

“I want to thank David for his many contributions over the years,” said Mr. Considine. “He was a member of the investment banking team that took Aimco public in 1994, and has been a valued partner since joining Aimco in 2002. In connection with our planning process, David and I discussed his interest in running a company as chief executive, and agreed that now was an appropriate time for him to explore opportunities outside of Aimco.”

Mr. Considine continued, “David will be staying on through the end of the year to ensure an orderly transition of his responsibilities and will remain in an advisory capacity through early 2010. During this period, he also will continue to be responsible for a number of transactions that we expect to close later this year or early next.”

Mr. Robertson said, “I have appreciated the opportunity to work with Terry and my Aimco colleagues for the past eight years. We have an exceptional team, and I look forward to Aimco’s continued success in the years to come.”

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 950 properties, including 154,511 apartment units, and serves approximately 500,000 residents each year. Aimco’s properties are located in 44 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.